Exhibit 99.1

 Sono-Tek Announces Second Quarter Results

(October 12, 2009 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of  $1,683,883 for the three months ended August 31, 2009, compared to sales of $1,605,482 for the prior year period, an increase of $78,401 or 5%.  Sales also increased versus our first quarter by $219,155 or 15% in coating equipment for alternative energy, medical device equipment, food processing equipment and other industrial coating equipment. The latter two areas are also “green” in that we are displacing wasteful conventional spraying systems with our ultrasonic atomization technology. The Company reported net income of $40,546 for the three months ended August 31, 2009 compared to a loss of ($177,296) for the three months ended August 31, 2008. The current period profit resulted from higher sales volume combined with previous cost reductions and a reduced break-even point.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, commented that “We announced in recent communications a goal of bringing the business back to a profitable mode again, and we are now achieving it. We spent money last year to build new technology, market, and business segments, and these efforts are now paying off for us. Senior management also took voluntary pay reductions at the beginning of this fiscal year to demonstrate our commitment to the future, and these are still in place. As we look at the next quarter, we expect both another double digit increase in our sales, as well as stronger profits.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the ability to achieve increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation
Selected Financial Data
Unaudited

	Six Months Ended August 31,		Three Months Ended August 31,
	2009	2008	2009	2008

Net Sales	$3,148,612	$3,226,003	$1,683,883	$1,605,482

Net (Loss) Income	$(128,881)	$(307,754)	$40,546	$(177,296)

Basic Earnings Per Share	$(0.01)	$(0.02)	$0.00	$(0.01)

Diluted Earnings Per Share	$(0.01)	$(0.02)	$0.00	$(0.01)

Weighted Average Shares - Basic	14,414,728	14,364,732	14,414,741	14,368,374

Weighted Average Shares - Diluted	14,414,728	14,364,732	14,476,241	14,368,374